Exhibit 99.1
News
[ONEOK Logo]	[ONEOK Partners Logo]
September 18, 2007	Analyst Contact: Christy Williamson
918-588-7163
Media Contact: Tom Droege
918-588-7561

ONEOK and ONEOK Partners

to Webcast Conference on Oct. 2, 2007

TULSA, Okla. - Sept. 18, 2007 - ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) will webcast their annual investor conference for security analysts on Tuesday, Oct. 2, 2007, beginning at 9 a.m. Eastern Daylight Time (8 a.m. Central Daylight Time) and ending at noon.

The meeting will be hosted by John W. Gibson, chief executive officer of ONEOK and president and chief executive officer of ONEOK Partners. It will include presentations by Jim Kneale, ONEOK president and chief operating officer; Curtis Dinan, senior vice president and chief financial officer of ONEOK and ONEOK Partners; Pierce Norton, executive vice president, natural gas, ONEOK Partners; and Terry Spencer, executive vice president, natural gas liquids, ONEOK Partners. Other members of the ONEOK and ONEOK Partners management teams will be available for questions.

The webcast will be accessible on ONEOK's and ONEOK Partners' Web sites at www.oneok.com and www.oneokpartners.com. A replay of the webcast will be archived for 30 days after the conference.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the mid-continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers.  Our general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com. OKE-FV OKS-FV

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